UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Qualigen Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following communication was sent by Qualigen Therapeutics, Inc. (the “Company”) to its stockholders of record as of July 5, 2022 beginning September 28, 2022 regarding the Company’s 2022 Annual Meeting of Stockholders.

*** 2022 ANNUAL MEETING ADJOURNED UNTIL OCTOBER 28, 2022 ***

PLEASE VOTE YOUR SHARES IMMEDIATELY IF YOU HAVE NOT ALREADY DONE SO

September 26, 2022

Dear Stockholder:

You should have received proxy materials related to our 2022 annual meeting of stockholders (the “Annual Meeting”), which was originally held on August 25, 2022.

As reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2022, we held our Annual Meeting on August 25, 2022. Each of the director nominees was elected to our board of directors to hold office until next year’s annual meeting of stockholders and each of the other proposals was approved, other than the proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding shares of our common stock, at a ratio within a range of 1-for-5 to 1-for-10, as determined by our board of directors (the “Charter Amendment Proposal”), which did not receive sufficient votes.

Accordingly, and pursuant to the authority granted to us by our stockholders at the Annual Meeting to adjourn the meeting to a later date or dates to solicit additional proxies for the Charter Amendment Proposal if there were insufficient votes to approve such proposal, we adjourned the Annual Meeting with respect to the Charter Amendment Proposal to September 23, 2022.

We still do not have sufficient votes to pass the Charter Amendment Proposal (Proposal 4). Accordingly, the Annual Meeting has been further adjourned.

NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING WILL RECONVENE AT:

DATE: Friday, October 28, 2022 10:00 a.m., Pacific Daylight Time.

PLACE: 2042 Corte Del Nogal, Carlsbad, California 92011.

PURPOSE: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-5 to 1-for-10, as determined by our board of directors.

No changes have been made to the record date for the Annual Meeting, which remains July 5, 2022.

The required vote to approve the Charter Amendment Proposal (Proposal 4) is the affirmative vote of a majority of the shares of common stock outstanding on the record date. This is a high threshold, so your vote is VERY IMPORTANT no matter how many shares you own. If you have already voted on Proposal 4, thank you!

IF YOU HAVE NOT YET VOTED ON PROPOSAL 4, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE AND BEFORE THE 2022 ANNUAL MEETING RECONVENES ON OCTOBER 28, 2022.

Please refer to our definitive proxy statement and Schedule 14A, filed with the SEC on July 13, 2022 (the “Proxy Statement”) for additional information regarding Proposal 4.

As discussed in the Proxy Statement, on March 4, 2022, we received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, because the closing bid price of our common stock had been below $1.00 per share for 30 consecutive business days, we no longer comply with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market. We were provided an initial grace period of 180 days, or until August 31, 2022, to regain compliance with the Minimum Bid Price Requirement.

Subsequently, on September 1, 2022 we were granted a 180-day extension to February 27, 2023 to regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance with the Minimum Bid Price Requirement before February 27, 2023, our common stock could be delisted.

As discussed in the Proxy Statement, our primary objective in asking our stockholders for the authority to affect a reverse stock split is to raise the per share trading price of our common stock so that we may regain compliance with Nasdaq’s Minimum Bid Price Requirement. Our board of directors believes that having the authority to implement a reverse stock split, if necessary, would better enable us to maintain the listing of our common stock on the Nasdaq Capital Market. Also, if the reverse stock split is implemented, we believe it could facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and better enable us to raise funds to finance operations.

While we intend to monitor the closing price of our common stock between now and February 27, 2023 and will consider all available options depending on the trading price of our common stock, no assurance can be made that we will be able to increase our stock price to regain compliance with Nasdaq’s Minimum Bid Price Requirement before February 27, 2023 without effecting a reverse stock split.

If our common stock is delisted from Nasdaq, we may be forced to seek to have our common stock traded or quoted on the OTC Bulletin Board or in the “pink sheets.” Such alternatives are generally considered to be less efficient markets and therefore less desirable. Accordingly, the delisting of our common stock could have a negative impact on the liquidity and market price of our common stock, which would likely impair your ability to sell or purchase our common stock when you wish to do so. As such, our board of directors believes that it is in the best interest of the Company and our stockholders that it be granted the authority to affect, in its discretion, a reverse stock split, if necessary, to increase the price of our common stock so that we are able to regain compliance with the Minimum Bid Price Requirement before February 27, 2023 and maintain our listing on the Nasdaq Capital Market.

A reverse stock split, if approved and affected, would have the result of each stockholder owning a reduced number of shares of common stock. However, the reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company. Proportionate voting rights and other rights and preferences of the holders of common stock would not be affected by the reverse stock split.

We are writing to you to ask for your support for Charter Amendment Proposal. Although 77% of all votes cast on Proposal 4 as of this date have voted in favor of Proposal 4, this proposal requires the affirmative vote of a majority of the common stock outstanding and eligible to vote. We urge you to take a moment and cast your vote in support of Proposal 4 if you have not already done so. Your support would be very much appreciated.

There are three ways to vote your shares of QLGN common stock - each only taking a few moments:

●	BY TELEPHONE - Stockholders in the United States can submit their vote by calling the toll-free number indicated on the enclosed vote instruction form; please have your control number located on the enclosed vote instruction form available when calling;

●	BY INTERNET - Stockholders can submit their vote via internet at www.proxyvote.com; please have the control number located on the enclosed vote instruction form available; or

●	BY MAIL - Stockholders can vote by mail by signing, dating and returning the enclosed vote instruction form in the postage-paid envelope provided.

To be valid, your vote by telephone or internet must be received by 11:59 p.m. (Eastern Time) on October 27, 2022, the day preceding the annual meeting of stockholders.

If you need assistance in voting your shares or have questions regarding the annual meeting of stockholders to be reconvened on October 28, 2022, please contact QLGN’s proxy solicitor, Okapi Partners LLC, at (855) 305-0855 (toll-free) or (212) 297-0720 (collect), or email at info@okapipartners.com.

We thank you for your continued support of Qualigen Therapeutics, Inc.

Sincerely,

/s/ Michael S. Poirier

Michael S. Poirier

Chairman and Chief Executive Officer

If you have questions or need assistance in voting your shares, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720 or

Call Toll-Free (855) 305-0855

Email: info@okapipartners.com

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA-cleared FastPack® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). The investigational compounds within Qualigen’s RAS-F family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Forward Looking Statements

To the extent that statements contained in this communication are not descriptions of historical facts regarding Qualigen Therapeutics, Inc. (“Qualigen”), they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the anticipated effects of stockholder approval of the reverse stock split and the failure to receive such stockholder approval. Such forward-looking statements involve substantial risks and uncertainties that could cause Qualigen’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those risks and uncertainties that are described in the definitive proxy statement filed with the Securities and Exchange Commission on July 13, 2022. Qualigen undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Qualigen’s business in general, please refer to Qualigen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, as amended April 29, 2022, its Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022, and the Company’s other current and periodic reports filed from time to time with the SEC.